Exhibit 107

EX-FILING FEES

Calculation of Filing Fee Tables

FORM F-4

(Form Type)

AUM Biosciences Limited

(Exact Name of Registrant as Specified in its Charter)

Table 1: Newly Registered and Carry Forward Securities

	Security Type	Security Class Title	Fee Calculation or Carry Forward Rule	Amount Registered(1)	Proposed Maximum Offering Price Per Security		Maximum Aggregate Offering Price	Fee Rate	Amount of Registration Fee
Fees to be paid	Equity	Ordinary Shares, par value $0.0001 per share(2)(3)	457(f)(1)	4,060,008	$10.35	(4)	$42,021,083	0.00011020		$4,630.72
	Equity	Ordinary Shares to be issued to Rightsholders, par value $0.0001 per share(3)(5)	457(f)(1)	712,300	$10.35	(4)	$7,372,305	0.00011020		$812.43
			Total Offering Amounts				$49,393,388		$
Fees Previously Paid			Total Fees Previously Paid							$0
			Net Fee Due							$5,443.15

(1)	All securities being registered will be issued by AUM Biosciences Limited, a Cayman Islands exempted company (“Holdco”). In connection with the business combination described in this registration statement and the enclosed prospectus, among other things, (i) AUM Biosciences Subsidiary Pte. Ltd., a private company limited by shares incorporated in Singapore, with company registration number 202238778Z and a direct wholly owned subsidiary of Holdco (“Amalgamation Sub”) will merge with and into AUM Biosciences Pte. Ltd., a private company limited by shares incorporated in Singapore, with company registration number 201810204D (“AUM”), with AUM continuing as the surviving corporation of the amalgamation and a direct wholly-owned subsidiary of Holdco (the “Amalgamation”); and (ii) AUM Biosciences Delaware Merger Sub, Inc., a Delaware corporation and a direct wholly owned subsidiary of Holdco (“Merger Sub”), will merge with and into Mountain Crest Acquisition Corp. V (“Mountain Crest”), with Mountain Crest continuing as the surviving entity and a direct wholly-owned subsidiary of Holdco (the “SPAC Merger”).

(2)	Represents 4,060,008 ordinary shares of Holdco (the “Holdco Ordinary Shares”) issuable in exchange for all outstanding shares of common stock of Mountain Crest (the “Mountain Crest Common Stock”) in connection with the SPAC Merger on a one-for-one basis, including (i) 1,934,108 Holdco Ordinary Shares issuable in exchange for 1,934,108 shares of Mountain Crest Common Stock owned by Mountain Crest’s public stockholders; (ii) 1,948,000 Holdco Ordinary Shares issuable in exchange for 1,948,000 shares of Mountain Crest Common Stock owned by Mountain Crest’s founders including Mountain Crest’s sponsor; and (iii) 177,900 Holdco Ordinary Shares issuable in exchange for 177,900 shares of Mountain Crest Common Stock owned by Chardan Capital Markets LLC.

(3)	Pursuant to Rule 416(a), an indeterminable number of additional securities are also being registered to prevent dilution resulting from stock splits, stock dividends or similar transactions.

(4)	Estimated pursuant to Rule 457(c) solely for the purpose of computing the amount of the registration fee, and based on the average of the high and low prices of Mountain Crest Common Stock on the Nasdaq Capital Market as of March 6, 2023, within 5 business days prior to the date of filing of this registration statement.

(5)	Represents 712,300 Holdco Ordinary Shares including (i) 690,000 Holdco Ordinary Shares in exchange for the cancellation of 6,900,000 Mountain Crest Rights held by Mountain Crest’s public rightsholders; and (ii) 22,300 Holdco Ordinary Shares in exchange for the cancellation of 223,000 Mountain Crest Rights held by Mountain Crest’s sponsor.